                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      NU-KOTE HOLDING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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
                              [Nu-kote Letterhead]

                                August 22, 1997

Dear Stockholders:

    You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Nu-kote Holding, Inc. to be held at the Stonebriar Country Club, 5050 Country Club Drive, Frisco, Texas, 75034, on Wednesday, September 25, 1997, at 9:00 a.m., Central Time.

    At the meeting, stockholders will be asked to elect six directors for the ensuing year, to ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for fiscal 1998, and to transact such other business as may properly come before the meeting. A proxy card on which to indicate your votes and an envelope, postage prepaid, in which to return your proxy are enclosed.

    While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. However, whether or not you plan to attend the meeting, your vote is important. WE URGE YOU TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. If you decide later to attend the meeting, you may revoke your proxy at that time and vote your shares in person. By promptly returning the enclosed proxy, you help the Company avoid the necessity and expense of sending follow-up letters to assure the attendance of a quorum at the meeting.

    If you desire any additional information concerning the meeting or the matters proposed for action at the meeting, we would be glad to hear from you.

                                          Sincerely,

                                          [SIG]

                                          David F. Brigante

                                          Chairman of the Board

                             NU-KOTE HOLDING, INC.

                         17950 PRESTON ROAD, SUITE 690

                              DALLAS, TEXAS 75252

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 25, 1997

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Nu-kote Holding, Inc. will be held at the Stonebriar Country Club, 5050 Country Club Drive, Frisco, Texas 75034, on Thursday, September 25, 1997, at 9:00 a.m., Central Time, for the following purposes:

    1.  To elect six directors to serve for the ensuing year;

    2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for fiscal 1998; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The close of business on Friday, August 22, 1997, has been fixed by the Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during business hours from September 11, 1997 to the date of the Annual Meeting at the Company's headquarters at the address set forth above.

    You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed form of proxy. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of Nu-kote Holding, Inc. in writing that you wish to vote your shares in person, your proxy will not be used.

                                           By Order of the Board of Directors,
                                                    ANTHONY G. SCHMECK
                                                        SECRETARY

August 22, 1997

                             NU-KOTE HOLDING, INC.
                         17950 PRESTON ROAD, SUITE 690
                              DALLAS, TEXAS 75252

                            ------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                          THURSDAY, SEPTEMBER 25, 1997

               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

    This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors (the "Board") of Nu-kote Holding, Inc. (the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Stonebriar Country Club, 5050 Country Club Drive, Frisco, Texas 75034, on Thursday, September 25, 1997, at 9:00 a.m., Central Time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    This Proxy Statement, the accompanying form of proxy and the Company's 1997 Annual Report to Stockholders ("Annual Report") are first being mailed on or about August 25, 1997, to all stockholders of the Company. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report shall not be deemed a part of this Proxy Statement.

    Only holders of record of the Company's Class A Common Stock, par value $.01 per share ("Common Stock"), at the close of business on August 22, 1997, will be entitled to vote at the Annual Meeting. As of that date, there were 21,775,302 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote. A quorum for the Annual Meeting is a majority of the shares of Common Stock outstanding. There is no cumulative voting and there are no other voting securities of the Company outstanding.

    If the accompanying form of proxy is properly signed and returned to the Company prior to the Annual Meeting and not revoked, it will be voted in accordance with the instructions contained therein. If no instructions are given, the persons designated as proxies in the accompanying form of proxy will vote "FOR" the election as directors of those persons named below and "FOR" all other proposals set forth herein.

    The Board is not currently aware of any matters, other than those referred to herein, which will come before the Annual Meeting. If any other matter should be presented at the Annual Meeting for action, the person named in the accompanying proxy card will vote the proxy in their own discretion.

    You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

    The expense of preparing, printing and mailing proxy materials to the Company's stockholders will be borne by the Company. The Company has engaged Chase Mellon Shareholder Services to assist in the solicitation of proxies from stockholders at a fee of approximately $5,000, plus reimbursement of reasonable out-of-pocket expenses. In addition, proxies may be solicited personally or by telephone by officers or employees of the Company, none of whom will receive additional compensation therefor. The

Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of Common Stock.

                               BOARD OF DIRECTORS

GENERAL INFORMATION

    As set by the Board pursuant to the By-Laws of the Company, the authorized number of directors to be elected to the Board is six. The directors will hold office from the time of their election until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualify, or until their earlier resignation or removal. Four of the nominees, Messrs. Bolke, Brigante, Finn and Rochon were elected to the Board at the Company's last annual meeting and all are currently serving as directors of the Company.

MEETINGS OF THE BOARD

    The Company's Board held twelve regularly scheduled or special meetings during the fiscal year ended March 31, 1997 (the "Fiscal Year"). The Board has four standing committees: an Executive Committee, an Audit Committee, a Compensation and Benefits Committee and a Stock Option Committee.

    Each current member of the Board nominated for election at the Annual Meeting attended at least 75% of the total number of meetings of the Board and of the Committees of the Board on which he served that were held during the Fiscal Year.

COMPENSATION OF DIRECTORS

    Directors who are also employees of the Company are not compensated for services as directors. Non-employee directors of the Company receive $20,000 per year, plus $2,000 per year per committee membership and $2,000 per year per committee Chairmanship. In addition, under the Nu-kote Holding, Inc. 1992 Stock Option Plan, as amended and restated (the "1992 Plan"), the Company provides non-employee directors one-time grants of non-qualified stock options for 30,000 shares of Common Stock upon his or her initial election or appointment to the Board. During the Fiscal Year, Mr. Howe was paid $150,000 as Vice Chairman of the Board in lieu of directors' fees otherwise payable to him.

    Under the terms of the Nu-Kote Holding, Inc. Deferred Stock Compensation Plan (the "Deferred Stock Plan"), non-employee directors may elect to defer all or a portion of that director's fees, including fees for attendance at regular and special Board and committee meetings, for any calendar year (the "Deferred Amount"). Each Deferred Amount is credited by the Company to a book keeping account (the "Stock Account") and is converted into a stock equivalent (a "Stock Equivalent") on the date the amount is credited. The number of Stock Equivalents is based on the closing price of the Company's Common Stock. Distributions are only made from a director's Stock Account upon termination of the director's service through death, retirement or otherwise. For 1997, two of the Company's directors, John P. Rochon and Brian D. Finn, are participating in the Deferred Stock Plan.

COMMITTEES OF THE BOARD

    EXECUTIVE COMMITTEE. The Executive Committee of the Board has authority, with certain exceptions, to take all actions that may be taken by the full Board. It may meet between regularly scheduled meetings to take such action as is necessary for the orderly conduct of the Company's business. During the fiscal year, the Executive Committee held one meeting. Messrs. Brigante, Howe and Dresdale are members of the Executive Committee.

    AUDIT COMMITTEE. The Audit Committee of the Board reviews and approves the scope and results of any outside audit of the Company, and the fees therefor, and makes recommendations to the Board of Directors or management concerning auditing and accounting matters and the selection of outside auditors. During the Fiscal Year, the Audit Committee of the Board met two times. Messrs. Barry, Bolke and Rochon are members of the Audit Committee.

    COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee of the Board reviews, considers and acts (i) upon matters of salary and other compensation and benefits (other than stock options and stock appreciation rights) of all officers and other key employees of the Company,
(ii) upon all matters concerning the provisions of all Company benefit, retirement or pension plans and (iii) exercises such authority as is delegated to it under the provisions of the Company's benefit retirement and pension plans. During the Fiscal Year, the Compensation and Benefits Committee of the Board held two regular meetings and held special meetings or acted by unanimous written consent two times. Messrs. Dresdale, Finn and Rochon are members of the Compensation and Benefits Committee.

    STOCK OPTION COMMITTEE. The Stock Option Committee of the Board was formed on September 27, 1996 and is empowered to administer the Company's 1992 Plan, Senior Management Stock Appreciation Rights Plan and such other employee benefit plans, programs, policies and procedures as the Board may select. From inception to the end of the Fiscal Year, the Stock Option Committee of the Board acted two times by unanimous written consent. Messrs. Bolke and Rochon are members of the Stock Option Committee.

DIRECTORS AND NOMINEES

    The Board has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the accompanying form of proxy will vote for the substitute nominee designated by the Board.

    CURRENT DIRECTORS. The following information with respect to other principal occupation or employment and other affiliations and business experience of each director during the last five years has been furnished to the Company by such director. Except as otherwise indicated, each of the directors has had the same principal occupation for the last five years.

DAVID F. BRIGANTE, AGE 45, CHAIRMAN OF THE BOARD SINCE 1994, DIRECTOR OF THE
  COMPANY SINCE 1992

    Mr. Brigante was elected Chairman of the Board in February 1994. He became Chief Executive Officer of the Company in April 1993 and served in that capacity until August 1997. Prior thereto, he served as President and Chief Operating Officer of the Company from November 1992 and Executive Vice President and General Manager-North American Supplies Group from 1991.

DONALD A. BOLKE, AGE 58, DIRECTOR OF THE COMPANY SINCE 1994

    Mr. Bolke has been a director of the Company since November 1994. Mr. Bolke served as Senior Vice President of Customer Relations of United Stationers, Inc. from June 1992 until his retirement in

December 1993. Prior thereto, Mr. Bolke served as Vice President of Stationers Distributing Company from January 1990 until its acquisition by United Stationers, Inc. in June 1992. Mr. Bolke first joined Zellerbach Office Products in 1962, which was acquired in 1986 by Stationers Distributing Company, and at which he held positions of increasing responsibility.

BRIAN D. FINN, AGE 36, DIRECTOR OF THE COMPANY SINCE 1993

    Mr. Finn has been a director of the Company since November 1993. In June 1997 Mr. Finn became a principal with Clayton Dubilier & Rice, Inc. He was a Managing Director of CS First Boston Corporation ("CS First Boston") from January 1991 until June 1997. Mr. Finn was elected a Director of CS First Boston in January 1990 and a Vice President of that company in 1989.

JOHN P. ROCHON, AGE 45, DIRECTOR OF THE COMPANY SINCE 1994

    Mr. Rochon has been a director of the Company since 1994. Mr. Rochon has been Chairman of the Richmont Corporation since 1990 and Chief Executive Officer of Mary Kay Holding Corporation since 1991. Prior thereto, Mr. Rochon served in positions of increasing responsibility with Mary Kay Holding Corporation, including Vice Chairman from 1987 to 1991. Through Richmont Corporation and its predecessor and affiliated companies, Mr. Rochon has built a large, diversified portfolio of companies and investments strongly focused on consumer goods and services. Mr. Rochon is also a director of Royal Appliance Manufacturing Company.

HUBBARD C. HOWE, AGE 68, VICE CHAIRMAN OF THE BOARD SINCE 1994,
    DIRECTOR OF THE COMPANY SINCE 1988

    Mr. Howe has been a director of the Company since 1988, serving as Vice Chairman from April 1991 to April 1992, Chairman of the Board from April 1992 to February 1994 and Vice Chairman since February 1994. He was Chief Executive Officer of the Company from March 1989 to April 1992. Mr. Howe has been a professional employee of Clayton, Dubilier & Rice, ("Clayton, Dubilier & Rice") since January 1991. He previously spent 12 years as an interim manager and workout consultant. Mr. Howe is also Chairman and Chief Executive officer of Remington Arms Co., Inc., Chairman of APS Holding Corporation and a director of Homeland Holding Corporation and Riverwood Holding, Inc.

THEODORE BARRY, AGE 75, DIRECTOR OF THE COMPANY SINCE 1992

    Mr. Barry has been a director of the Company since May 1992. Mr. Barry is an independent management consultant. He was President of Alondra Development, Inc. from 1989 to 1990 and was Chairman Emeritus of Theodore Barry & Associates, Management Consultants from 1987 to 1989. Mr. Barry is also director of AHP Holding Corporation.

RICHARD C. DRESDALE, AGE 41, DIRECTOR OF THE COMPANY SINCE 1986

    Mr. Dresdale has been a director of the Company since 1986. He also served as Assistant Secretary between 1987 and 1992 and as Vice President and Secretary of the Company from 1986 to 1987. Since March 1994, Mr. Dresdale is a managing director of Fenway Partners, Inc. Prior thereto, he was a principal at Clayton, Dubilier & Rice, Inc. Mr. Dresdale is also a director of MW Manufacturers, Inc., Brown Moulding Company, Inc., Teters Floral Products, Inc., Bear Archery, Inc., Remington Arms Co., Inc., Aurora Foods, Inc. and CT Farm Country.

DANIEL M. KERRANE, AGE 56, EXECUTIVE VICE PRESIDENT AND CHIEF
    FINANCIAL OFFICER SINCE 1992, DIRECTOR OF THE COMPANY SINCE 1993

    Mr. Kerrane has been a director of the Company since November 1993 and previously served as its Executive Vice President and Chief Financial Officer of the Company. From January 1992 to November 1992, he served as a consultant to Clayton, Dubilier & Rice, Inc. and to Homeland Stores, Inc. Mr. Kerrane was a consultant to Lexmark International, Inc. from March 1991 to November 1992. He served as Director of Finance and Planning Division at International Business Machines Corporation from 1988 to 1991. On May 9, 1997 Mr. Kerrane filed a lawsuit against the Company alleging the Company breached the terms of his Supplemental Employment Agreement. See, "Executive Compensation-- Employment Agreements," below.

    Messrs. Howe, Barry, Dresdale and Kerrane are not nominees for director at the Annual Meeting.

    DIRECTOR NOMINEES. The following information with respect to the occupation and business experience for the last five years of each director nominee who is not currently serving as a director has been furnished to the Company by such nominee.

PATRICK E. HOWARD, AGE 49, CHIEF OPERATING OFFICER SINCE FEBRUARY 1997,
    CHIEF EXECUTIVE OFFICER SINCE AUGUST 1997 AND DIRECTOR NOMINEE

    Mr. Howard has been Chief Operating Officer of the Company since February 1997 and became Chief Executive Officer of the Company in August 1997. He is also a Director nominee. He was Executive Vice President of Mary Kay, Inc. from December 1985 until January 1996. Since January 1996 Mr. Howard has been Chief Executive Officer of the Richmont Group.

JOSEPH H. REICH, AGE 62, DIRECTOR NOMINEE

    Mr. Reich has been Managing Partner of Centennial Associates L.P. since 1989 and has been its Chairman of the Board since 1987. Under Mr. Reich's management, Centennial Associates L.P. and its affiliates have built a net worth of over $300 million. He is also Chairman of the Board of PCA International, Inc. which is a portrait photography retailer and a founding investor and director of New York Investment Fund which is dedicated to stimulating entrepreneurship and job development in New York City.

    In addition, Messrs. Bolke, Brigante, Finn and Rochon are director nominees and their biographical information appears above.

    Additional information about the director nominees and the current directors and officers of the Company, including information with respect to their ownership of Common Stock and their compensation, appears below.

                        SECURITY OWNERSHIP OF PRINCIPAL
                          STOCKHOLDERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding each person known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company. Such information has been obtained from the most recent public filings submitted, or other information made available to the Company by such holders.

                                                                     AMOUNT AND NATURE   PERCENTAGE
NAME AND ADDRESS OF                                                    OF BENEFICIAL         OF
BENEFICIAL OWNER                                                        OWNERSHIP(1)        CLASS
-------------------------------------------------------------------  ------------------  -----------
Ligapart AG                                                               4,600,000            21.1%
 Neuhofstrasse 4
 6340 Bear, Switzerland
The Kaufmann Fund, Inc.                                                   2,000,000             9.2%
 140 East 45th Street
 New York, New York 10017
Richmont Capital Partners I, L.P.                                         2,559,360            11.8%
 4300 Westgrove,
 Dallas, Texas 75248
Neuberger & Berman L.P.                                                   1,133,800(2)          5.2%
 605 Third Avenue,
 New York, New York 10158
Joseph H. Reich, Peter K. Seldin                                          2,390,700(3)         11.0%
 and G. Bryan Dutt
 900 Third Avenue
 New York, New York 10022
Oppenheimer Group, Inc.                                                   2,062,600(4)          9.5%
 Oppenheimer Tower
 World Financial Center
 New York, New York 10281

------------------------

(1) Unless otherwise indicated, such shares of Common Stock are owned with sole voting and investment powers.

(2) Shared investments power with respect to 1,133,800 shares of Common Stock or 5.2% of the shares of such class outstanding, and sole voting power with respect to 79,700 shares of Common Stock or .3% of the shares of such class outstanding. These shares are owned by many unrelated clients of Neuberger & Berman L.P., a registered broker-dealer, which disclaims any economic interest in the shares.

(3) Represents the aggregate of shares of Common Stock held by Centennial Associates, L.P. and Tercentennial Energy Partners, L.P., of which Messrs. Reich, Seldin and Dutt are general partners. Messrs. Reich, Seldin, and Dutt have shared voting and shared investment power with respect to such shares.

(4) Represents the aggregate shares held by the Oppenheimer Group, Inc. and its subsidiaries and affiliates, including Oppenheimer Financial Corp., Oppenheimer Equities Inc., Oppenheimer Holding, Inc., Oppenheimer & Co., Inc. and Oppenheimer Capital, L.P. Oppenheimer Group, Inc. is a parent holding company and disclaims beneficial ownership and voting and dispositive power over the shares held by its subsidiaries and their clients.

MANAGEMENT

    The following table sets forth, as of August 22, 1997, certain information as to the shares of Common Stock beneficially owned by each director and nominee as director of the Company, by each Named Executive, as defined herein, and by all directors and executive officers of the Company as a group:

                                                                    AMOUNT AND NATURE   PERCENTAGE
NAME AND ADDRESS OF                                                   OF BENEFICIAL         OF
BENEFICIAL OWNER                                                       OWNERSHIP(1)        CLASS
------------------------------------------------------------------  ------------------  -----------
John P. Rochon....................................................     2,577,360(2)(3)        11.5%
Hubbard C. Howe...................................................       208,356(3)(4)       *
David F. Brigante.................................................       212,555(5)          *
Peter D. Kunoth...................................................        92,790(5)          *
Patrick E. Howard.................................................          --               *
James H. Groh.....................................................         8,000             *
Daniel M. Kerrane.................................................        74,024(5)          *
Anthony G. Schmeck................................................        57,781(5)          *
Hans Paffhausen...................................................        40,000(5)          *
Richard C. Dresdale...............................................        24,000(3)          *
Theodore Barry....................................................        18,000(5)          *
Brian D. Finn.....................................................        28,000(3)          *
Donald A. Bolke...................................................        12,000(5)          *
C. Ronald Baiocchi................................................        21,983(5)          *
Joseph H. Reich...................................................     2,390,700(6)           10.7%
All directors and executive officers as a group (18 persons)......     5,807,549(7)           25.9%

------------------------

*   less than 1% of class.

(1) Unless otherwise indicated, such shares of Common Stock are owned directly with sole voting and sole investment power.

(2) Includes 2,559,360 shares owned by Richmont Capital Partners I, L.P., as to which shares Mr. Rochon has shared voting and investment power.

(3) Includes 18,000 shares which may be acquired through the exercise of stock options which are exercisable within 60 days of August 22, 1997.

(4) Includes 190,356 shares owned by Nevada Management Group, Inc. ("Nevada Management Group"). Nevada Management Group is a Nevada corporation all the capital stock of which is owned as separate property by Gene S. Howe, who is married to Mr. Howe. Although Mr. Howe may be deemed beneficially to own such shares because of his marriage to Gene S. Howe, Mr. Howe expressly disclaims beneficial ownership of such shares.

(5) Represents shares which may be acquired through the exercise of stock options which are exercisable within 60 days of August 22, 1997.

(6) Represents the aggregate shares of common stock held by Centennial Associates, L.P. and Tercentennial Energy Partners, L.P., as to which Mr. Reich has shared voting and investment power.

(7) Includes 643,133 shares which may be acquired through the exercise of stock options exercisable within 60 days of August 22, 1997 and other shares deemed beneficially owned by the Company's directors as described in the preceding notes.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the NASDAQ National Market System. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company and written representations that no Forms 5 were required for the Fiscal Year other than for James H. Groh, the Company believes that during the Fiscal Year no executive officer, director or greater than 10% stockholders was delinquent in filing any reports, except that Patrick E. Howard, Richard A. Larsen and Mr. Groh each filed their initial statement of beneficial ownership on Form 3 one month late, and Mr. Groh also filed his annual statement of changes in beneficial ownership on Form 5 one month late.

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to the Company's Chief Executive Officer and the Company's other executive officers whose total salary and bonus for the Fiscal Year exceeded $100,000 (the "Named Executives") with respect to all services rendered to the Company during the pervious three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                            ANNUAL COMPENSATION                  -------------
                                             --------------------------------------------------   SECURITIES
                                              FISCAL YEAR                         OTHER ANNUAL    UNDERLYING      ALL OTHER
                                                 ENDED       SALARY               COMPENSATION   OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION                    MARCH 31      ($)(1)    BONUS ($)     ($)(2)         ($)(3)         ($)(5)
-------------------------------------------  -------------  ---------  ---------  -------------  -------------  -------------
David F. Brigante..........................         1997    $ 523,558     --        $  13,133         --          $   3,800
  Chairman of the Board and                         1996    $ 450,000  $ 630,000    $  30,720        720,000      $ 653,696
  Chief Executive Officer                           1995    $ 320,269     --        $  13,179         36,454      $  53,136
Patrick E. Howard(4).......................         1997       --         --           --             --             --
  Chief Operating Officer
Daniel M. Kerrane..........................         1997    $ 299,038     --        $  29,498         --          $   3,800
  Executive Vice President                          1996    $ 250,000  $ 262,500    $  44,901        240,000      $ 423,696
  and Chief Financial Officer                       1995    $ 220,173     --        $  23,497         22,328      $   3,275
Anthony G. Schmeck.........................         1997    $ 224,231     --        $  11,549         --          $   3,800
  Senior Vice President--                           1996    $ 185,000  $ 168,350    $  16,843        160,000      $ 243,404
  Finance, Corporate                                1995    $ 160,062  $  --        $   8,368         63,932      $  43,101
  Controller and Secretary
Hans Paffhausen............................         1997    $ 249,730     --        $  15,511         --             --
  Managing Director of                              1996    $ 267,237  $ 133,610    $  17,240         --             --
  European Operations
Peter D. Kunoth............................         1997    $ 218,269  $  --        $  12,895         --          $  72,295
  Former President and                              1996    $ 250,000  $ 262,500    $  84,820         --          $ 253,696
  Chief Operating Officer(6)                        1995    $ 220,077     --        $  63,386          6,974         --
C. Ronald Baiocchi.........................         1997    $ 205,000     --        $   9,012         --          $   3,674
  Senior Vice President--                           1996    $ 138,462  $  96,000    $   8,441        160,000      $  62,437
  Operations                                        1995    $ 104,698     --        $  14,262         26,896      $  36,820

------------------------

(1) Includes, where applicable, amounts electively deferred by each Named Executive under the Nu-kote International, Inc. Employees Savings Plan (the "Savings Plan").

(2) Amounts listed in this column for fiscal 1997 include (a) automobile allowances in the amounts of $8,770, $7,825, $7,186, $15,511, $8,543 and
    $6,000 for Messrs. Brigante, Kerrane, Schmeck, Paffhausen, Kunoth and Baiocchi, respectively; (b) club dues of $4,363 for each of Messrs. Brigante, Kerrane and Schmeck, respectively, and $3,012 and $4,352 for Messrs. Baiocchi and Kunoth, respectively; and (c) imputed interest on relocation loan of $17,310 for Mr. Kerrane.

(3) No stock appreciation rights awards were granted in fiscal 1997.

(4) The services of Mr. Howard were made available to the Company pursuant to a consulting agreement between Richmont Corporation and the Company. While the Company does not compensate Mr. Howard directly for his services, the Company has agreed to reimburse Richmont Corporation $240,000 per year for operational, sales, financial, marketing and management consulting services provided by Mr. Howard and other officers of Richmont Corporation and to reimburse actual and reasonable expenses incurred by them in performing services for the Company. Richmont Corporation is an affiliate of Richmont Capital Partners I, L.P., see: Security Ownership Of Principal Stockholders And Management.

(5) Amounts listed in this column for fiscal 1997 includes (a) the Company's contributions to the Savings Plan (exclusive of amounts deferred at the election of the Named Executive) on behalf of each of the Named Executives, in the amount of $3,800 for each of Messrs. Brigante, Kunoth, Kerrane and Schmeck and $3,674 for Mr. Baiocchi; and (b) relocation cost reimbursements of $68,495 for Mr. Kunoth.

(6) President and Chief Operating Officer until October 22, 1996.

    The following table sets forth the stock appreciation rights granted during the Fiscal Year to each of the Named Executives and certain hypothetical values for such options and rights.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                    --------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                                        PERCENT OF                                               OF
                                       NUMBER OF           TOTAL                                      ASSUMED ANNUAL RATES OF
                                      SECURITIES       OPTIONS/SARS                                   STOCK PRICE APPRECIATION
                                      UNDERLYING        GRANTED TO       EXERCISE OR                     FOR OPTION TERM(1)
                                      OPTION/SARS        EMPLOYEES          BASE       EXPIRATION   ----------------------------
NAME                                 GRANTED(#)(1)    IN FISCAL YEAR     PRICE($/SH)      DATE          5%($)         10%($)
----------------------------------  ---------------  -----------------  -------------  -----------  -------------  -------------
David F. Brigante.................        --                --               --            --            --             --
Patrick E. Howard.................        --                --               --            --            --             --
Daniel M. Kerrane.................        --                --               --            --            --             --
C. Ronald Baiocchi................        --                --               --            --            --             --
Peter D. Kunoth...................        --                --               --            --            --             --
Anthony G. Schmeck................        --                --               --            --            --             --
Hans Paffhausen...................        --                --               --            --            --             --

------------------------

(1) Based upon the per share market price on the date of grant and on annual appreciation of such market price through the expiration date of such awards at the stated rates. These amounts represent assumed rates of appreciation only and may not necessarily be achieved. Actual gains, if any, are dependent on the future performance of the Common Stock, as well as the continued employment of the Named Executive through the term of the awards. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code of 1986, as amended, and any applicable state laws.

    The following table sets forth the number of and value realized on shares acquired on exercise of stock options during the Fiscal Year and the number of shares covered by exercisable and unexercisable options and stock appreciation rights held, and the dollar values which would have been realized on exercise of such options and stock appreciation rights, on March 31, 1997 by each of the Named Executives.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED              "IN-THE-MONEY"
                                                                             OPTIONS/SARS                    OPTIONS/SARS
                                       SHARES                               AT FY-END (#)                  AT FY-END ($)(1)
                                      ACQUIRED            VALUE       --------------------------  ----------------------------------
NAME                                 ON EXERCISE       REALIZED($)    EXERCISABLE  UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
--------------------------------  -----------------  ---------------  -----------  -------------  ---------------  -----------------
David F. Brigante...............         --                --            200,094        112,214         --                --
Patrick E. Howard...............         --                --                  0              0         --                --
Daniel M. Kerrane...............         --                --             65,011         62,491         --                --
C. Ronald Baiocchi..............         --                --             18,142         21,060         --                --
Peter D. Kunoth.................         --                --             92,790              0         --                --
Anthony G. Schmeck..............         --                --             52,140         56,070         --                --
Hans Paffhausen.................         --                --             40,000         60,000         --                --

------------------------

(1) Based upon the closing price of the Common Stock ($2.75) on the NASDAQ National Market System on March 31, 1997.

                               PENSION PLAN TABLE

    The following table sets forth the estimated annual benefits payable to hypothetical participants who are entitled to the maximum benefits under the tax-qualified non-contributory defined benefit plan maintained by the Company (the "Pension Plan") in the compensation and years-of-service categories indicated in the table upon retirement at normal retirement age (65 years of age). The amounts shown are based upon the assumption that such benefits will be paid in the form of a single life annuity and assume offset for social security benefits.

 ANNUALIZED
   AVERAGE      10 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
  FINAL PAY    OF SERVICE  OF SERVICE  OF SERVICE  OF SERVICE  OF SERVICE
-------------  ----------  ----------  ----------  ----------  ----------
 $    50,000   $    6,777  $   10,818  $   12,073  $   13,551  $   14,951
      75,000        9,438      15,644      18,845      21,918      24,318
     100,000       12,563      21,894      26,658      31,293      34,693
     125,000       15,688      28,144      34,470      40,668      45,068
     150,000       18,813      34,394      42,283      50,043      55,443
     175,000       18,813      34,394      42,283      50,043      55,443
     200,000       18,813      34,394      42,283      50,043      55,443
     225,000       18,813      34,394      42,283      50,043      55,443
     250,000       18,813      34,394      42,283      50,043      55,443

    The Pension Plan provides retirement benefits of an employee's years of service and such employee's average annual earnings (subject to a maximum of $150,000 annually, as adjusted by the Internal Revenue Service for cost of living increases after 1995) for the 60 highest consecutive months' compensation during the 120 months prior to retirement (and if the employee has been employed less than five years, the average of compensation during all months employed.) Compensation include all salary or wages, including commission, shift premiums, tax deferred contributions made to the Nu-kote International, Inc. Employees Savings Plan on an employee's behalf and payments for non-work periods during active employment, but does not include any other form of remuneration.

    At March 31, 1997, the credited years of service and the compensation covered under the Pension Plan of the participating Named Executives were as follows:

                                                     YEARS OF SERVICE    COVERED COMPENSATION
                                                    -------------------  ---------------------
David F. Brigante                                               17           $     150,000
Daniel M. Kerrane                                                4           $     150,000
C. Ronald Baiocchi                                              20           $     150,000
Peter D. Kunoth                                                  3           $     150,000
Anthony G. Schmeck                                              10           $     150,000

    Mr. Hans Paffhausen is not covered by the above referenced Pension Plan, but is covered by a separate plan in Switzerland.

EMPLOYMENT AGREEMENTS

    Messrs. Brigante and Schmeck are currently employed by the Company pursuant to agreements which provide, among other things, that each is to receive (i) an annual base salary at a rate that is not less than his annual fixed or base compensation in effect prior to February 1995 or such higher rate as may be determined from time to time by the Board of Directors or the Compensation Committee, and (ii) an amount equal to not less than the highest aggregate annual bonus, incentive or other cash compensation made or to be made in any fiscal year during the three fiscal years prior to the fiscal year ended March 31, 1995. Under the agreements they are also to receive other employment benefits (such as group health, life and disability insurance, use of Company automobiles, country club membership and monthly dues, and participation in retirement and long-term incentive programs and plans, including stock option, stock appreciation rights, pension, savings, salary continuation and the like), during a three-year period of employment (two years with respect to Mr. Schmeck), commencing February 24, 1995, which is extended annually for an additional year unless the executive or the Company gives notice to the contrary. The agreements also provide that if the executive is terminated for reasons other than death, disability or cause, as defined, or if Mr. Brigante elects to terminate his employment because of, among other things, the failure to elect him to the office or offices, which he previously held, a significant adverse change in the nature or scope of his authorities, powers, functions, responsibility or duties, a liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, or a relocation of the Company's principal executive offices, the executive will receive a lump sum payment equal to the present value of the sum of his (i) aggregate base salary (at the highest rate in effect for any fiscal year prior to the termination date) for each remaining year or partial year of the employment period, and (ii) aggregate bonus, incentive or other similar payment (based upon the highest amount of bonus, incentive or other similar payment paid or payable to him for any year during the term but prior to the year of termination), which he would have received during the remainder of his employment period; provided, however, that such amount will be reduced to the minimum extent necessary so that no portion of such lump sum payment will constitute an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended. Subject to the foregoing limitations, he will also receive for the remainder of the employment period substantially the same employee benefits as he was otherwise entitled to immediately prior to termination.

    Mr. Kerrane had been employed by the Company under an agreement that was similar to those of Messrs. Brigante and Schmeck. However, on May 9, 1997, Mr. Kerrane filed suit against the Company in a Texas State District Court in Dallas County, Texas. Mr. Kerrane alleges that his agreement with the Company entitled him to terminate his employment and receive a lump sum severance payment because the Company "substantially reduced" his authorities, powers, and duties in April 1997. Mr. Kerrane alleges the Company has breached his agreement and breached a duty of good faith and fair dealing. He seeks specific performance of the agreement. He also alleges that his agreement with the Company requires the Company to secure an irrevocable standby letter of credit to pay his legal fees, and seeks an injunction restraining the Company from refusing to secure the letter of credit.

    For the breach of contract claim, Mr. Kerrane seeks an amount in excess of $2,000,000.00. He also seeks an unspecified amount of damages for attorneys' fees. Regarding the breach of duty of good faith and fair dealing, he seeks damages in excess of $2,000,000.00 and punitive damages in the amount of $4,000,000.00. The Company denies Mr. Kerrane's allegations and is vigorously defending the suit.

CERTAIN TRANSACTIONS

    On May 20, 1994, the Company provided Mr. Kerrane with an interest-free loan in the amount of $300,000 for the purpose of assisting Mr. Kerrane in relocating to the Dallas area. The loan, as amended, was to be repaid from awards granted to Mr. Kerrane for the contributions to future merger and acquisition transactions (excluding the acquisition of the worldwide hardcopy supplies business of Pelikan Holding AG). One third of the principal amount of the loan was to be forgiven when and if Modular Ink Technology AB, a subsidiary of the Company, was deemed to have achieved its financial objectives. Under the terms of the agreement, in the event of a change in control of the Company, a change in his duties or an involuntary separation from the Company, the loan is to be considered repaid in full. The agreement further provides that if Mr. Kerrane voluntarily terminates his employment the Company is to offset any separation payments due Mr. Kerrane against the loan, and any remaining balance on the loan after the offset is to be repaid by him within 36 months after the date of termination. At March 31, 1997, the loan to Mr. Kerrane had an outstanding principal balance of $300,000.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

    The Compensation and Benefits Committee currently consists of Messrs. Dresdale, Finn and Rochon. Mr. Dresdale is a former executive officer of the Company. The Stock Option Committee currently consists of Messrs. Bolke and Rochon.

                    COMPENSATION AND BENEFITS COMMITTEE AND
            STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Benefits Committee (the "Committee") of the Board is responsible for setting and administering the policies governing annual compensation for the Company's executive officers, including the Chief Executive Officer and other key members of management. The Stock Option Committee is responsible for granting stock options and stock appreciation rights to executive officers and other key employees of the Company and its subsidiaries. The key elements of executive compensation are base salary, annual incentive awards and long-term stock based awards.

BASE SALARY

    The Committee determines base salaries for executive officers by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive market place for executive talent, including a comparison to base salaries for comparable positions at other companies deemed by the Committee to be in the Company's peer group, and to historical levels of salary paid by the Company and its predecessors. Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive market place. Mr. Brigante, who served as Chairman of the Board and Chief Executive Officer of the Company during the Fiscal Year, received a base salary of $525,000.

INCENTIVE COMPENSATION

    Each year, the Committee reviews and approves an incentive compensation plan for executive officers and other key employees based on targeted levels of earnings before interest and taxes ("EBIT") and cash flow for the year. If the Company achieves at least 75% of its targeted EBIT, senior executive officers receive as bonuses a percentage of their salaries ("Salary Percentage"), ranging from 10% to 100% depending on their job level and responsibility, adjusted for the ratios of the Company's actual EBIT and cash flow to targeted EBIT and cash flow. The maximum bonus payable to any executive officer is limited to 1.5 times the executive officer's Salary Percentage. This level would be reached if actual EBIT and cash flows were greater than 115% (or, in the case of certain officers, 110%) of established targets for the year. During the Fiscal Year, the Company did not exceed its EBIT and cash flow targets and bonuses were not paid to any participant officers of the Company.

STOCK BASED AWARDS

    No stock based awards were granted to any Named Executives of the Company during the Fiscal Year.

OTHER COMPENSATION

    Other compensation payable to the executives of the Company include contributions to the Company's savings plan paid by the Company. In addition, under the terms of their employment agreements, Messrs. Brigante and Schmeck are furnished other customary employment benefits, including the use of automobile and reimbursement of club dues.

                  Compensation and Benefits Committee                   June 26,
                  1997

                       RICHARD C. DRESDALE, CHAIRMAN
                       BRIAN D. FINN
                       JOHN P. ROCHON

                  Stock Option committee

                       DONALD A. BOLKE
                       JOHN P. ROCHON

PERFORMANCE GRAPH

    The following graph compares the cumulative total return of the Company, the S&P 500 index and a peer group composed of the following companies, weighted by market value at each measurement point: American Business Products, Inc., Diebold, Inc., Ennis Business Forms Inc., General Binding Corp., Hunt Manufacturing Co., Moore Limited, New England Business Service, Inc., Nashua Corp., National Computer Systems, Inc., Office Depot, Inc., Pitney Bowes, Inc., Reynolds & Reynolds Co., Scritex Ltd., Standard Register, Co., Staples Inc., Tab Products Co., United Stationers, Inc., Wallace Computer Services, Inc. and Xerox Corporation. The graph assumes $100 was invested in the Company's Common Stock on October 1, 1992, or in shares comprising the S&P 500 Index or the peer group on September 30, 1992 and also assumes reinvestment of dividends. Other than for the above dates, the values noted are as of March 31 of each year indicated.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             NU-KOTE HOLDING, INC.      S&P 500     PEER GROUP
10/1/92                           100        100              100
3/93                              177        110              116
3/94                              173        111              127
3/95                              192        129              140
3/96                              291        167              170
3/97                               45        203              241

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    Six directors are to be elected at the Annual Meeting. David F. Brigante, Brian D. Finn, John P. Rochon, Donald A. Bolke, Patrick E. Howard and Joseph H. Reich have been nominated by the Board for election at the Annual Meeting.

    Shares represented by the accompanying form of proxy will be voted "FOR" the election of the above nominees unless authority to vote for one or more nominees is withheld. Directors must be elected by a plurality of the votes validly cast in such election at the Annual Meeting. Abstentions on this proposal will be counted for quorum purposes but not voted. Broker non-votes will have no effect on the outcome of the election of directors.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The stockholders are asked to ratify the appointment by the Board of Coopers & Lybrand L.L.P. as the Company's independent auditors for fiscal 1998. Coopers & Lybrand L.L.P., a certified public accounting firm, has served as the Company's independent auditors since 1987.

    Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they desire.

    The Board recommends you vote "FOR" the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for fiscal year 1998 and your proxy will be so voted unless you specify otherwise. Adoption of this proposal requires approval by the holders of a majority of the shares represented, in person or by proxy, at the Annual Meeting. Abstentions on this proposal will be counted for quorum purposes but not voted and, therefore, will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

                           PROPOSALS BY STOCKHOLDERS

    Proposals by stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than April 27, 1998, to be included in the Company's proxy, notice of meeting and proxy statement for such meeting. In addition, the By-Laws of the Company provide that only stockholder proposals submitted in a timely manner to the Secretary of the Company may be acted upon at an annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company not less than 30 calendar days prior to the date of the originally scheduled meeting; provided, however, that, if less than 40 calendar days' notice or prior public disclosure of the date of the scheduled meeting is given or made by the Company, notice by the stockholder to be timely must be so received not less than the close of business on the tenth calendar day following the earlier of the day on which such notice of the scheduled meeting was mailed or the day on which such public disclosure was made. Any proposals by stockholders should be mailed to or delivered at Nu-kote Holding, Inc., 17950 Preston Road, Suite 690, LB21, Dallas, Texas 75252, Attention: Secretary.

                                 ANNUAL REPORT

    The Company's 1997 Annual Report to Stockholders (which does not form a part of the proxy solicitation material) containing audited financial statements for the fiscal year ended March 31, 1997, is being mailed to all stockholders of record with this Proxy Statement.

    The form of proxy and the Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

                                                    ANTHONY G. SCHMECK

                                                        SECRETARY

August 22, 1997

                                     PROXY

                              NU-KOTE HOLDING, INC.

                        ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 13, 1997

         This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby constitutes and appoints David F. Brigante and Anthony
G. Schmeck, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of Class A Common Stock of Nu-kote Holding, Inc. (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on August 13, 1997 and at any adjournment thereof.


THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" EACH OF THE PROPOSALS SET FORTH HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                                                                    -----------
                                                                    See Reverse
                                                                        Side
                                                                    -----------
-------------------------------------------------------------------------------
                          -  FOLD AND DETACH HERE  -

                                                            Please mark   //X//
                                                           your votes as
                                                           indicated in
                                                           this example
                                                                                                             FOR  AGAINST  ABSTAIN
1.Election of Directors.                  Nominees:             2. Ratification of Appointment of Coopers &  / /    / /      / /
  FOR all nominees      WITHHOLD          David F. Brigante,       Lybrand L.L.P. as Independent Auditors
  listed to the right   Authority         Donald A. Bolke,         for fiscal 1998.
  (except as marked     to vote for all   Brian D. Finn,
  to the contrary)      nominees named    John P. Rochon,       3. In their discretion, to vote upon such
                        to the right      Patrick E. Howard,       other business as may properly come before
        / /                 / /           Joseph H. Reich          the meeting or any adjournment thereof.
                                          (Instruction: To
                                          withhold authority to
                                          vote for any individual
                                          nominee, write the
                                          nominee's name on the
                                          line below.)

                                          ------------------------

                                                                          Please sign exactly as the name
                                                                          appears on the certificate or
                                                                          certificates representing shares to
                                                                          be voted by this proxy. When signing
                                                                          as executor, administrator, attorney,
                                                                          trustee or guardian, please give full
                                                                          title as such. If a corporation,
                                                                          please sign in full corporate name by
                                                                          president or other authorized person.
                                                                          If a partnership, please sign in
                                                                          partnership name by authorized person.


Signature of Stockholder                          Signature (if jointly owned)                          Dated:              , 1997
                         ------------------------                              ------------------------        -------------

                   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


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                          -  FOLD AND DETACH HERE  -